Form N-SAR, Sub-Item 77C
Submission of matters to a vote of security holders



Nuveen Municipal Opportunity Fund, Inc. f/k/a
Nuveen Insured Municipal Opportunity Fund, Inc.

811-06379


A special meeting of shareholders was held in the offices of Nuveen Investments on November 9, 2015; at this meeting the shareholders were asked to vote to approve an agreement and plan of reorganization, to approve the issuance of additional common shares, to approve a new investment management agreement and to approve a new sub-advisory agreement. The meeting was subsequently adjourned to December 9, 2015, and additionally adjourned to January 11, 2016, February 10, 2016 and March 2, 2016.


The results of the shareholder votes
are as follows:

<c> Common and
Preferred shares
voting together as
a class
 <c>Preferred shares
To approve an Agreement and
Plan of Reorganization



   For
      48,403,671
            5,576
   Against
        7,379,238
               850
   Abstain
        2,214,252
                    -
      Total
      57,997,161
            6,426




Proxy materials are herein incorporated by reference to the SEC filing under Conformed Submission Type Form 497 on
October 22, 2015, Accession No. 0001193125-15-351943.